Exhibit 10.19

CHARTER OF THE NOMINATING COMMITTEE

NANO-PROPRIETARY, INC.

1.	PURPOSE:

The purpose of the Nominating Committee (the "Committee") of NANO-PROPRIETARY, INC. (the "Company") is to assist the Company's Board of Directors (the "Board") in identifying individuals qualified to become directors of the Company under criteria approved by the Board.

2.	COMMITTEE MEMBERSHIP AND ORGANIZATION:

The Committee shall be comprised of at least two members. Each member of the Committee shall be "independent" as defined by the rules of the National Association of Securities Dealers ("NASD") and the Securities and Exchange Commission ("SEC"). Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The members of the Committee shall be appointed and replaced by the Board. The Board shall appoint one of the members as Chair. The Chairman of the Board may be invited to attend meetings on a non-voting basis.

This Committee shall communicate with and work closely with the Board.

3.	AUTHORITY:

The Committee shall have the necessary resources and authority, without further action by the Board, to discharge its duties and responsibilities, including the authority to retain outside counsel, search firms and other experts and consultants, as the Committee deems appropriate, and to cause the Company to pay the fees and other compensation of such advisors.

4.	COMMITTEE RESPONSIBILITIES:

To carry out the purposes expressed in Paragraph 1 above, the Committee shall have the following responsibilities:

(1)
Evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board's current composition, including expertise, and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees.

(2)
Determine the desired qualifications, expertise and characteristics for potential directors and conduct searches for director candidates that have corresponding attributes. Evaluate and recommend nominees for election to the Board, including candidates suggested or nominated by a director or executive officer of the Company or by a stockholder of the Company (if the nomination is made in accordance with the Company's charter documents and applicable law).

(3)	Review the qualifications of incumbent directors to determine whether to recommend them as nominees for re-election to the Board.
(4)
Evaluate the current composition, organization, size and governance of the Board and its committees; determine future requirements; and make recommendations to the Board concerning the appointment of directors to committees of the Board and chairs of committees of the Board.

(5)
Oversee the Board's performance evaluation process, including conducting surveys of director observations, suggestions and preferences. The Committee shall also evaluate the performance of individual directors.

(6)	Evaluate and recommend termination of service of individual members of the Board as appropriate, for cause or for other proper reasons.
(7)	Make regular written reports to the Board.
(8)	Review and re-examine this Charter at least annually and make recommendations to the Board with respect to any proposed changes.
(9)	Annually report to the full Board regarding its own performance against the responsibilities outlined in this Charter and as otherwise established by the Board.
(10)	Obtain advice, assistance, reports or opinions from internal or external legal, accounting or other advisors, including director search firms.
(11)
Make such recommendations to the Board as the Committee may consider appropriate and consistent with its purpose, and take such other actions and perform such other services as may be referred to it from time to time by the Board.

5.	MEETING AND MINUTES:

(1)	The Committee will meet at least twice annually and will also meet, as required, in response to the needs of the Board and as necessary to fulfill their responsibilities.
(2)	The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

* * * *

This Charter was duly adopted and approved by the Board on February 16, 2006.